NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2021

DALLAS (May 13, 2021) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended March 31, 2021. For the three months ended March 31, 2021, we reported net income attributable to common shares of $22.6 million or $2.62 per diluted share, compared to $4.6 million or $0.53 per diluted share for the same period in 2020.

Financial Highlights

•We collected approximately 97% of our rents for the three months ended March 31, 2021, comprised of approximately 96% from multifamily tenants and approximately 98% from office tenants.
•Occupancy remains stable at 91% at March 31, 2021 and December 31, 2020.
•On March 30, 2021, we sold a 50% ownership interest in Overlook at Allensville Phase II, a 144 unit multifamily property in Sevierville, Tennessee to Macquarie bank for $2.6 million resulting in gain on sale of assets of $1.4 million. Concurrent with the sale, we each contributed our 50% ownership interests into VAA.

Financial Results

Rental revenues decreased $1.1 million from $11.4 million for the three months ended March 31, 2021 to $10.4 million for the three months ended March 31, 2020. The decrease in rental revenue is primarily due to a $0.9 million decrease in revenue at Browning Place due to a decline in occupancy.

Net operating loss was $2.2 million for three months ended March 31, 2021, compared to $3.1 million for the same period in 2020. The $0.9 million decrease in net operating loss is primarily due to an decrease in general and administrative expenses.

Net income attributable to common shares increased $18.0 million from $4.6 million for the the three months ended March 31, 2020 to $22.6 million for the three months ended March 31, 2021. The increase in net income is primarily attributed to an increase in gain on sale of assets, including the sale of Overlook at Allensville Phase II and additional land sales during the three months ended March 31, 2021.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Rental revenues	$10,361	$11,442
Other income	1,467	1,311
Total revenue	11,828	12,753
Expenses:
Property operating expenses	5,832	6,309
Depreciation and amortization	3,327	3,394
General and administrative	2,646	4,015
Advisory fee to related party	2,249	2,181
Total operating expenses	14,054	15,899
Net operating loss	(2,226)	(3,146)
Interest income	4,701	4,527
Interest expense	(6,604)	(7,967)
Gain on foreign currency transactions	7,617	7,843
Equity in income (loss) from unconsolidated joint ventures	3,336	(377)
Gain on sale or write-down of assets, net	16,103	4,138
Income tax provision	(40)	(247)
Net income	22,887	4,771
Net income attributable to noncontrolling interest	(255)	(158)
Net income attributable to common shares	$22,632	$4,613
Earnings per share - basic
Basic and diluted	$2.62	$0.53
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,717,677